Exhibit 99.1

2010 Annual Report

Headstrong Corporation

Consolidated Financial Statements

Years ended December 31, 2010, 2009 and 2008

Ernst & Young Golf View Corporate Tower-B Sector 42, Sector Road Gurgaon-122002, Haryana, India Tel: +91 124 464 4000 Fax: +91 124 464 4050 www.ey.com/india

Report of Independent Auditors

The Board of Directors of Headstrong Corporation

We have audited the accompanying consolidated balance sheets of Headstrong Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statement of operations, stockholders’ equity and comprehensive (loss) and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Headstrong Corporation and Subsidiaries as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young

Gurgaon, India

March 26, 2011,

except for Note 17, as to which the date is July 15, 2011

2010 Annual Report

Headstrong Corporation

Consolidated Balance Sheets

(In Thousands, except share and per share data)

	December 31
	2010	2009
Assets
Current assets
Cash and cash equivalents	$38,222	$43,737
Current portion of restricted cash	1,339	116
Accounts receivable, net of allowance for doubtful accounts of $533 and $1,359 as at December 31, 2010 and 2009, respectively	48,181	36,565
Prepaid expenses and other current assets, net of allowance for doubtful advances of $75 and $6 as at December 31, 2010 and 2009, respectively	7,545	7,866

Total current assets	95,287	88,284
Property and equipment, net	13,830	14,821
Goodwill	38,414	38,408
Intangible assets, net	22	268
Other assets	8,158	4,737

Total assets	$155,711	$146,518

Liabilities and stockholders’ equity
Current Liabilities
Accounts payable and accrued expenses	$8,316	$8,888
Accrued compensation and benefits	15,928	15,396
Deferred revenue	1,110	2,380
Other current liabilities	3,439	2,381
Income taxes payable	3,477	2,910
Current Portion of line of credit	6,667	—
Current portion of capital lease obligations	273	410

Total current liabilities	39,210	32,365
Capital lease obligations, less current portion	178	228
Line of credit, less current portion	—	4,167
Other long-term liabilities	3,483	1,995

Total liabilities	$42,871	$38,755

Stockholders’ equity:
Class A common stock: $0.01 par value; 40,000,000 shares authorized; 29,400,234 shares issued and outstanding	$294	$294
Class B common stock: $0.01 par value; 45,000,000 shares authorized; 23,528,530 and 23,397,832 shares issued and outstanding as at December 31, 2010 and December 31, 2009, respectively	235	234
Additional paid-in capital	360,503	353,663
Accumulated deficit	(226,072)	(240,198)
Accumulated other comprehensive loss	(4,321)	(6,176)

	130,639	107,817
Less: 7,998,694 shares as at Dec 31, 2010 and 16,453 shares as at December 31, 2009, held in treasury, at cost	(17,799)	(54)

Total stockholders’ equity	112,840	107,763

Total liabilities and stockholders’ equity	$155,711	$146,518

See accompanying notes

2010 Annual Report

Headstrong Corporation

Consolidated Statements of Operations

(In Thousands, except share and per share data)

	Year ended December 31
	2010	2009	2008
Service revenue	$216,420	$164,082	$173,827
Reimbursements and other revenue	5,151	3,049	4,779

Total revenues	221,571	167,131	178,606
Cost of revenues (exclusive of depreciation and amortization shown separately below)	136,782	104,841	108,407

Gross profit	84,789	62,290	70,199

Selling, general and administrative expenses	55,983	49,375	60,258
Restructuring charges	(41)	751	—
Depreciation and amortization	5,924	4,036	4,403
Amortization of intangibles	146	297	95
Impairment of intangibles	100	504	—
Stock based compensation	6,740	6,047	9,008

	68,852	61,010	73,764

Income/(loss) from operations	15,937	1,280	(3,565)
Other income, net	712	2,915	730
Interest income/(expense), net	(152)	(168)	180
Foreign currency exchange (loss)	(696)	(148)	(979)

Income/(loss) from continuing operations before income taxes	15,801	3,879	(3,634)
Provision for income taxes	(1,357)	(1,238)	(986)

Net income/(loss) from continuing operations	14,444	2,641	(4,620)
Net (loss) from discontinued operations, net of income tax	(318)	—	—

Net income/(loss)	$14,126	$2,641	($4,620)

Basic weighted average shares outstanding	49,855,555	52,744,035	52,952,669
Diluted weighted average shares outstanding	55,344,922	56,558,358	52,952,669

Basic net earnings/(loss) per share	$0.28	$0.05	($0.09)
Diluted net earnings/(loss) per share	$0.25	$0.04	($0.09)
Basic net earnings/(loss) per share from continuing operations	$0.29	$0.05	($0.09)
Diluted net earnings/(loss) per share from continuing operations	$0.26	$0.04	($0.09)
Basic net (loss) per share from discontinued operations	($0.01)	—	—
Diluted net (loss) per share from discontinued operations	($0.01)	—	—

See accompanying notes

2010 Annual Report

Headstrong Corporation

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In Thousands, except share data)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury stock	Accumulated other comprehensive Income/ (loss)	Total Stockholders Equity
	Shares	Amount	Shares	Amount
December 31, 2007	29,400,234	$294	23,701,842	$237	$343,651	($238,219)	—	($4,897)	$101,066
Stock options exercised	—	—	19,334	—	36	—	—	—	36
Repurchases of common stock	—	—	(701,217)	(7)	(2,307)	—	—	—	(2,314)
Cash paid on cancellation of stock options	—	—	—	—	(2,836)	—	—		(2,836)
Non-cash stock compensation	—	—	—	—	9,008	—	—	—	9,008
Net Loss	—	—	—	—	—	(4,620)	—	—	(4,620)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,037)	(3,037)

Total Comprehensive Loss	—	—	—	—	—	—	—	—	(7,657)

December 31, 2008	29,400,234	$294	23,019,959	$230	$347,552	($242,839)	—	($7,934)	$97,303
Stock options exercised	—	—	377,873	4	64	—	—	—	68
Treasury stock purchased	—	—	—	—		—	(54)	—	(54)
Non-cash stock compensation	—	—	—	—	6,047	—	—	—	6,047
Net Income	—	—	—	—	—	2,641	—	—	2,641
Deferred Pension Benefit (net of tax, $197)	—	—	—	—	—	—	—	271	271
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,487	1,487

Total Comprehensive Income	—	—	—	—	—	—	—	—	4,399

December 31, 2009	29,400,234	$294	23,397,832	$234	$353,663	($240,198)	($54)	($6,176)	$107,763
Stock options exercised	—	—	130,698	1	100	—	—	—	101
Treasury stock purchased	—	—	—	—	—	—	(17,745)	—	(17,745)
Non-cash stock compensation	—	—	—	—	6,740	—	—	—	6,740
Net Income	—	—	—	—	—	14,126	—	—	14,126
Deferred Pension Benefit (net of tax, -$4)	—	—	—	—	—	—	—	(46)	(46)
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,901	1,901

Total Comprehensive Income	—	—	—	—	—	—	—	—	15,981

December 31, 2010	29,400,234	$294	23,528,530	$235	$360,503	($226,072)	($17,799)	($4,321)	$112,840

See accompanying notes

2010 Annual Report

Headstrong Corporation

Consolidated Statements of Cash Flow

(In Thousands, except share data)

	Year ended December 31
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$14,126	$2,641	($4,620)
Net loss from discontinuing operations	318	—	—

Net income/(loss) from continuing operations	14,444	2,641	(4,620)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

Depreciation and amortization	5,924	4,036	4,403
Amortization of intangibles	146	297	95
Impairment of intangibles	100	504	—
Non-cash stock compensation	6,740	6,047	9,008
Allowance for doubtful accounts	(826)	(1,110)	366
Gain on bargain purchase	—	(830)	—
Restructuring charges	(41)	751	—
Business purchase cost	—	33	—
Deferred rent	(75)	(73)	236
Unrealized foreign exchange (gain)/loss	(255)	425	291
Changes in operating assets and liabilities:
Accounts receivable	(10,790)	1,698	(2,383)
Restricted cash	(1,223)	202	(23)
Prepaid expenses and other current assets	321	(2,164)	(2,581)
Other assets	(3,421)	(1,129)	2,013
Accounts payable and accrued expenses	(531)	192	50
Accrued compensation and benefits	532	(3,204)	1,807
Other current liabilities	1,133	375	1,223
Deferred revenue	(1,270)	(958)	1,003
Other long term liabilities	1,488	(907)	(275)
Income taxes payable	567	2,610	(1,901)

Cash provided by operating activities-continuing operations	12,963	9,436	8,712
Cash used in operating activities-discontinued operations	(318)	—	—

CASH PROVIDED BY OPERATING ACTIVITIES	12,645	9,436	8,712

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment additions	(4,197)	(1,360)	(3,705)
Business purchase cost	—	(33)	—

CASH USED IN INVESTING ACTIVITIES	(4,197)	(1,393)	(3,705)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuing common stock	101	68	36
Repurchases of common stock and options	(17,745)	(54)	(5,150)
Principal payment of capital lease obligations	(520)	(848)	(1,870)
Proceeds from debts	2,500	—	4,837
Repayment of debt	—	(4,970)	(2,200)

CASH USED IN FINANCING ACTIVITIES	(15,664)	(5,804)	(4,347)

Effect of exchange rate on cash and cash equivalents	1,701	296	661

NET INCREASE IN CASH AND CASH EQUIVALENTS DURING THE YEAR	(5,515)	2,535	1,321
Cash and cash equivalents at beginning of the year	43,737	41,202	39,881

Cash and cash equivalents at end of the year	$38,222	$43,737	$41,202

Supplemental disclosures of cash flow information
Cash paid for income taxes	$991	$792	$3,547
Cash paid for interest	380	339	662

Supplemental disclosures of non-cash transactions
Assets acquired under capital lease	$333	$455	$249

See accompanying notes

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

1.	Business Description

Headstrong Corporation (“Headstrong” or the “Company”) was incorporated in the State of Delaware on May 17, 2000. The Company is a global consulting and technology services firm focusing on applications outsourcing, technology consulting and systems integration. The Company applies its vertical industry domain knowledge, technical experience and methodologies in collaboration with its clients to provide solutions that address important business opportunities and needs. The Company operates in North America, Asia and Europe, with offices in New York, the Washington D.C. metropolitan area, Dallas, Sunnyvale, Chicago, Boston, Tokyo, Hong Kong, Singapore, Noida, Bangalore, Manila and London. With development centers in Noida, Bangalore and Manila the Company has multi-shore delivery facilities. The Company provides its services to Fortune Global 2000 companies, governmental agencies and other information intensive organizations worldwide.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Headstrong and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amounts of revenues and expenses during the period reported. Significant estimates and assumptions that affect the consolidated financial statements include management’s judgments regarding the allowance for doubtful accounts, estimates to complete for fixed price contracts, future cash flows from long-lived assets, fair value of the Company’s common stock, fair value of reporting units, accrued expenses for probable losses and post-retirement benefit obligations and the computation of the Company’s income tax expense and liability. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates.

Revenue Recognition

The Company derives revenue primarily from the performance of professional services under written service contracts and letters of authorization with our clients. Revenue for services rendered are recognized on either a fixed-price basis or on a time and materials basis based on the number of hours or days worked by our consultants at an agreed upon hourly or daily rate. Revenue from time and materials and cost reimbursement-type contracts are recorded as work is performed. Revenue from fixed-price contracts are recorded based on the ratio of direct labor costs incurred to the estimated total direct costs of the contract. This method is used since reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made. The performance period for such fixed-price contracts generally ranges up to two years, but can be longer.

Amounts invoiced to clients in excess of revenue recognized are classified as deferred revenue. Earnings recognized in excess of amounts invoiced to clients are classified as unbilled receivables. Project managers and finance personnel periodically review labor hours/costs incurred and estimated total labor hours/costs, resulting in revisions to the amount of recognized revenue for a contract. Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The Company recognizes revenue for time and materials, fixed price contracts and multiple deliverable contracts when all of the following criteria are met: (1) persuasive evidence of an agreement exists, (2) delivery has occurred, (3) the fee is fixed or determinable, and (4) collectability is reasonably assured. Product revenue represents products or materials required pursuant to certain contracts. The Company purchases such products from suppliers, and these products are immediately delivered and sold to the customer. Product revenue is recognized when such products are delivered and title passes to the customer.

Allowance for Doubtful Accounts

The Company recognizes revenue for services only in those situations where collection from the client is reasonably assured. The payment terms are governed by the contract signed with the clients. Project managers, sales managers, operational heads and finance personnel periodically monitor timely payments from the clients and assess any collection issues. The Company also evaluates the creditworthiness of clients as necessary. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the clients to make required payments.

Foreign Currency Translation

The functional currency of the Company and its United States subsidiaries is the U.S. dollar. For operations outside the United States, the functional currency is generally the applicable local currency. The translation of the functional currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using monthly average rates of exchange prevailing during the respective reporting period. Adjustments resulting from the translation of foreign currency financial statements into U.S. dollars are accumulated as a component of accumulated other comprehensive loss in stockholders’ equity, except for the translation effect of intercompany balances that the Company anticipates will be settled in the foreseeable future. Management periodically evaluates these accounts to assess whether they are permanently invested. Gains or losses resulting from foreign currency transactions are included in the results of operations.

Derivative Financial Instruments

The Company uses derivative financial instruments such as foreign exchange forward contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. The counter party for these contracts is generally a bank. Although the Company believes that these financial instruments constitute hedges from an economic perspective, they do not qualify for hedge accounting under ASC No. 815. The Company decided not to pursue hedge accounting as described under ASC No. 815 and consequently does not maintain documentation of the hedging relationship. Any derivative that is either not designated as a hedge, or is so designated but is ineffective per ASC No. 815, is marked to market and recognized in earnings immediately. The change in fair value is recorded in foreign currency exchange gain/(loss) in the consolidated statement of operations. The Company recorded income of $566, $541 and ($1,667) for the years ended December 31, 2010, 2009 and 2008.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The Company had outstanding forward exchange contracts with a notional principal value of $24,000 and $1,500 as at December 31, 2010 and December 31, 2009, respectively.

The following tables set forth the fair value of derivative instruments included in the consolidated balance sheets as at December 31, 2010 and December 31, 2009:

Derivatives not designated as hedging instruments under ASC No. 815:

	December 31
	2010	2009
Prepaid expenses and other current assets:
Foreign currency exchange contracts	$392	$200

The following tables set forth the effect of foreign currency exchange contracts on the consolidated statements of operations for the years ended December 31, 2010 and 2009:

Derivatives not Designated as Hedging instrument under ASC No. 815	Location of Gain or (Loss) recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
		2010	2009	2008
Foreign exchange contracts	Foreign exchange gain/(loss)	$566	$541	($1,667)

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Current restricted cash represents $1,339 held by banks against bank guarantees for import duties, forward contracts and sales tax that will mature in the next one year.

Recoverability of Long-Lived Assets

In accordance with ASC No. 360, the Company performs a review of long-lived assets, including property and equipment and identifiable intangibles for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. If an indication of impairment is present, the Company compares the estimated undiscounted future cash flows to be generated by the asset to its carrying amount. If the undiscounted future cash flows are less than the carrying amount of the asset, the Company records an impairment loss equal to the excess of the asset’s carrying amount over its fair value, if any. The fair value is determined based on the valuation techniques such as comparison to fair values of similar assets or using a discounted cash flow analysis. For the years ended December 31, 2010, 2009 and 2008 no impairment charges were required under ASC No. 360.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Property and Equipment

Property and equipment is recorded at cost. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Property represents owned assets, software obtained for internal use and leasehold improvements, which are depreciated using the straight-line method. Leasehold improvements and assets acquired under lease are amortized over the shorter of their estimated useful lives or the term of the related leases. Depreciation expense on assets under capital leases is included in consolidated depreciation expense. Borrowing costs are capitalized if the Company incurs interest cost during the construction period.

The cost of software obtained and developed for internal use is capitalized and amortized over the estimated life of the software. The Company capitalized $306, $41 and $1,216 as software obtained and developed for internal use during the years ended December 31, 2010, 2009 and 2008.

Identifiable Intangible Assets

The Company amortizes intangible assets over their expected useful lives. Non-compete agreements are amortized on a straight-line basis over periods ranging from one to three years. Contract backlog is amortized on a straight-line basis over one year. Capitalized software costs are amortized on a straight-line basis over its remaining useful life. Customer relationships are amortized on an accelerated basis over periods ranging from three to seven years in accordance with the expected loss of customers. Trademarks have an indefinite useful life. Impairment charges related to identifiable intangible assets recorded for the years ended December 31, 2010, 2009 and 2008 was $100, $504 and $0 respectively.

The Company tests its intangible assets with an indefinite useful life for impairment in accordance with ASC No. 350 annually. There are no indefinite lived intangibles as at December 31, 2010.

Earnings/Net Loss per Share

Basic earnings (loss) per share are computed by dividing net income (loss) to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings (net loss) per share are computed using the weighted average number of common shares plus the potentially dilutive effect of common stock equivalents plus the future stock compensation expense on the options issued till date. Stock options that are anti-dilutive are excluded from the computation of weighted average shares outstanding. For the year ended December 31, 2010 and 2009, the weighted average number of shares used in calculating diluted earnings per share includes stock options of 16,920,579 and 8,474,230 shares respectively.

The calculation of diluted earnings per share for the year ended December 31, 2010 and 2009, excludes stock options of 5,593,046 and 11,446,563 shares, respectively, because the exercise price of such options is more than the average price of stock and hence to include them in the calculation would be anti-dilutive.

For the year ended December 31, 2008, the weighted average number of shares used in calculating diluted earnings per share did not include any stock options because the Company incurred losses and hence to include them in the calculation would be anti-dilutive.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

A reconciliation of the weighted average number of shares used to compute basic earnings per share to the number used to compute diluted earnings per share is as follows:

	2010	2009	2008
Weighted average number of basic shares	49,855,555	52,744,035	52,952,669
Add: Dilution from stock options	5,489,367	3,814,323	—

Weighted average number of diluted shares	55,344,922	56,558,358	52,952,669

Income Taxes

The Company accounts for income taxes in accordance with ASC No. 740, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $172, $139 and $340 for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Compensation

The Company adopted ASC No. 718, “Share-Based Payment” on January 1, 2006. Under the fair value recognition provisions of ASC No. 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a graded-vesting basis over the requisite service period, which is the vesting period. See Note 10 for a detailed discussion of the Company’s stock-based compensation.

Employee Benefits

In September 2006, the FASB issued ASC No. 715 which requires that the funded status of defined benefit postretirement plans be recognized on the Company’s balance sheet, and changes in the funded status be reflected in comprehensive income. The standard also requires companies to measure the funded status of the plan as of the date of its fiscal year-end. The Company adopted the recognition and disclosure requirements of ASC No. 715 as of December 31, 2007, consequent to which there has been no impact on the financial statements. See Note 11.

Business Segments

The Company’s management believes the operations comprise of only one reportable segment. The Chief Operating Decision Makers of the Company review results on a geographical basis. The Company has provided the geographical disclosure as required by ASC No. 280, “Disclosure About Segments of an Enterprise and Related Information”. See Note 12.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Concentrations of Credit Risk

Financial instruments that are potentially subject to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained principally with financial institutions in the United States. Risk on accounts receivable is reduced through ongoing evaluation of collectability of amounts owed to the Company. The Company generally does not require collateral to support accounts receivable. Actual losses on un-collectible accounts have consistently been within management’s expectations.

Fair Value of Financial Instruments

ASC No. 820 defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk.

ASC No. 820 establishes a three-level hierarchy of fair value measurements based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

Level 3—Valuations derived from valuation techniques, in which one or more significant inputs are unobservable.

The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value as of December 31, 2010. The table excludes short-term investments, accounts receivable, accounts payable and accrued expenses for which fair values approximate their carrying amounts:

Assets and Liabilities Measured at Fair Value

	Fair value measurements as at December 31, 2010
Assets	Level 1	Level 2	Level 3	Total

Derivative financial instruments	—	$392	—	$392

Total	—	$392	—	$392

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Reclassification

Certain items previously reported in specific captions of the consolidated financial statements have been reclassified to conform to the current year’s presentation.

Recently Issued Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (Topic 350)—Intangibles—Goodwill and Other (ASU 2010-28). ASU 2010-28 amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently evaluating the impact of the adoption of ASU 2010-28 on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures about Fair Value Measurements (ASU No. 2010-6), which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU No. 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The Company’s adoption of this standard did not have a material impact on its consolidated financial position.

In October 2009, the FASB issued ASU No. 2009-13, which amends ASC Topic 605, Revenue Recognition. Under this standard, management is no longer required to obtain vendor-specific objective evidence or third party evidence of fair value for each deliverable in an arrangement with multiple elements, and where evidence is not available it may now estimate the proportion of the selling price attributable to each deliverable. ASU No. 2009-13 is effective for annual reporting periods beginning after June 15, 2010. Currently there is no impact from adoption of ASU No. 2009-13 as the Company does not have any multiple-deliverable revenue arrangement.

3.	Goodwill

Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased.

Under ASC No. 350, the Company does not amortize goodwill, but is required to test goodwill impairment at least on an annual basis or earlier when events or changes in circumstances suggest the carrying amount may not be fully recoverable.

The Company performed its annual goodwill impairment tests as of December 31, 2010, 2009 and 2008 by comparing the reporting units’ book value to their estimated fair value. The fair value of the reporting units was estimated using a median of the market multiples of revenue/EBITDA and discounted cash flow approach. The Company concluded that no impairment to the carrying value of goodwill existed at December 31, 2010, 2009 and 2008. The valuation of the estimated fair value of reporting units required significant estimates and

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

assumptions. These estimates reflect management’s best estimates, using appropriate and customary assumptions and projections at the time. If different estimates or assumptions were used, it is possible that the analysis would have generated materially different results.

Goodwill accounted for by the Company is as follows:

	December 31
	2010	2009
Balance at beginning of year	$38,408	$38,408
Foreign currency remeasurement	6	—

Balance at the end of the year 2010	$38,414	$38,408

4.	Balance Sheet Details

Accounts Receivable

Accounts receivable consist of the following:

	December 31
	2010	2009
Billed	$29,697	$24,791
Unbilled	18,950	13,133
Others	67	—

	48,714	37,924
Less : Allowance for doubtful accounts	(533)	(1,359)

Accounts receivable, net	$48,181	$36,565

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Property and Equipment, Net

Property and equipment consist of the following:

		December 31
	Estimated useful life	2010	2009
Computer equipment & hardware	3 years	$9,606	$12,008
Computer software	3 years	6,058	4,589
Land	—	4,315	4,156
Building	30 years	6,421	6,192
Capital work in progress	—	1,306	24
Furniture and other equipment	3-5 years	9,418	8,907
Leasehold improvements	2-4 years	2,961	2,738

Total		40,085	38,614
Less: Accumulated depreciation and amortization		(26,255)	(23,793)

Property and Equipment, Net		$13,830	$14,821

The cost and accumulated depreciation of assets comprising of computer equipment & hardware and vehicles under capital leases as at December 31, 2010 was $1,666 and $1,340 respectively and at December 31, 2009 it was $2,611 and $1,996 respectively.

Identifiable Intangible Assets, Net

Identifiable intangible assets consist of the following:

	December 31
	2010	2009
Non-Compete Agreement	$3,568	$3,568
Customer Relationships	1,984	1,984
Contract Backlog	958	958
Mortgage Software	560	560

Identifiable Intangible assets	7,070	7,070
Less: Accumulated amortization	(7,048)	(6,802)

Identifiable Intangible assets, net	$22	$268

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Future amortization of intangible assets is as follows:

2011	17
2012	5

Total future amortization of identifiable intangible assets	$22

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31
	2010	2009
Accounts payable	$1,638	$1,015
Legal and professional costs	1,565	1,287
Accrued subcontractors cost	2,523	2,599
Other accrued expenses	2,590	3,987

Accounts payable and accrued expenses	$8,316	$8,888

5.	Line of Credit

In December 2009, the Company renewed its existing facility, which allows its U.S.-based subsidiaries to borrow up to the lesser of $20,000 or 80.0% of eligible accounts receivable on a revolving basis to be repaid through January 2012. Any borrowings are secured by substantially all of the assets of the Company’s U.S.-based subsidiaries, including all accounts receivable, inventory, equipment, deposit accounts, instruments, general intangibles (including intellectual property) and all investment property. The renewal was at commitment fee of $92 or equal to 0.5% of revolving line on the date of renewal. This commitment fee is to be expensed over the term of the borrowing. The outstanding borrowings bear interest at the floating financial institution’s prime rate for borrowings made on a revolving basis which was 4% at December 31, 2010. Based on the latest renewal, the Company’s ability to borrow under the credit facility will terminate and all unpaid and accrued interest and principal of the line of credit borrowed on a revolving basis will be payable on January 13, 2012 unless the credit facility is extended.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

6.	Capital Leases

Aggregate future capital lease payments as of December 31, 2010 are as follows:

2011	$292
2012	135
2013	37
2014	9
2015	8

Total minimum lease payments	$481
Less: Amount representing interest	30

Present value of minimum lease payments	$451
Less: Current portion	273

Long term capital lease obligation	$178

Interest expense related to these long-term capital lease obligations was $38, $84 and $144 for the years ended December 31, 2010, 2009 and 2008, respectively.

7.	Commitments and Contingencies

Operating Leases

Company as a Lessee:

The Company leases certain equipment and the majority of its office facilities. Future minimum lease payments as of December 31, 2010 under non-cancelable operating leases with terms greater than one year are as follows:

2011	$3,363
2012	3,067
2013	2,646
2014	1,825
2015	748
Beyond 2015	3,703

$15,352

Office facility leases may provide for periodic escalations of rent, rent abatements during specified periods of the lease, and payment of pro rata portions of building operating expenses, as defined. The Company records rent expense for operating leases using the straight-line method over the term of the lease agreement. Deferred rent representing expense recorded in excess of payments made is recorded under other current liabilities and other liabilities.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Rent expense under all operating leases was $4,322, $3,282 and $3,367 for the years ended December 31, 2010, 2009 and 2008, respectively.

Company as a Lessor:

The Company leases one of its office facilities in Noida. Future minimum lease rental income as of December 31, 2010 under non-cancelable operating lease with terms greater than one year are as follows:

2011	$415
2012	352

$767

Rental income under operating lease was $392, $144 and $348 for the years ended December 31, 2010, 2009 and 2008 respectively.

The Company also subleases two of its properties. Rental income under sub-leases was $93, $85 and $0 for the years ended December 31, 2010, 2009 and 2008, respectively.

Demand notice served on Head strong’s Indian subsidiary by the Income Tax Department in India

On March 31, 2006, the Assessing Officer (AO) disallowed loss of INR 11.9 million ($0.27million at an exchange rate of $44.70 Indian rupees/dollar as of December 31, 2010) on the ground that the Company has under charged the cost of software services provided to its holding Company for the financial year ended March 31, 2000. The Company filed an appeal against such assessment and the Commissioner of Income Tax (Appeals) upheld the contention of the Company and restored the loss claimed in the return of income. The tax department had filed an appeal of the ruling before the Income Tax Appellate Tribunal (ITAT) and such appeal is pending for disposal as on date. The next hearing before the ITAT is scheduled for March 16, 2011.

On December 18, 2008, the AO denied the deduction under Sec 10A for the financial year ended March 31, 2005 and raised a demand of INR 55.30 million ($1.24 million at an exchange rate of 44.70 Indian rupees/dollar as of December 31, 2010). On January 5, 2009, the Company filed an appeal with the Commissioner Income Tax (Appeals) challenging the denial of aforesaid deduction by the AO. The Commissioner of Income Tax (Appeals) upheld the contention of Company and remanded the case to the AO for verifying the other conditions of claiming aforesaid deduction. The department has filed an appeal before the ITAT on January 31, 2011.

On December 29, 2009 the AO disallowed certain expenses and recomputed the deduction granted on software exports for the financial year ended March 31, 2006 and raised a demand of INR 10.93 million ($0.24 million at an exchange rate of $44.70 Indian rupee/dollar as of December 31, 2010). The Company filed an appeal against the same and the Commissioner (Appeals) granted a substantial relief that has reduced the demand to INR 0.47 million ($0.01 million at an exchange rate of 44.70 Indian rupees/dollar as of December 31, 2010). The department has filed an appeal before the ITAT against ruling given by Commissioner (Appeals) and such appeal is pending for disposal as on date.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

On December 31, 2010 the AO issued a draft assessment order for the financial year ended March 31, 2007 after making adjustments of INR173.61 million ($3.89 million at an exchange rate of 44.70 Indian rupees/dollar as of December 31, 2010) on account of transfer pricing adjustment, reduction of deduction under Sec 10A of the Act and disallowance of expenses. The Company has filed its objections before the Dispute Resolution Penal (‘DRP’) on February 2, 2011 and the same is pending for disposal.

The TechSpan transaction faces legal challenge in India

On August 18, 2003, Mr. Satish Jha filed a proceeding with an Indian court seeking to enjoin Headstrong Worldwide Limited, a wholly-owned subsidiary of Headstrong (“HWL”), from participating in a transaction with TechSpan, Inc. (“TechSpan”) pending the result of an arbitration of an alleged breach of a Joint Venture Agreement, dated January 28, 1993, among James Martin Holdings Limited (now HWL), Satish Jha (our former joint venture partner) and Anil Nagar (the “Indian JV Agreement”). On August 22, 2003, the court granted a temporary injunction, enjoining HWL from entering into any joint venture or economic cooperation with any company in India without the approval of Mr. Jha until a hearing to take place on September 1, 2003. At the hearing on September 1, 2003, the court extended the temporary injunction to a hearing set for October 29, 2003. Headstrong Corporation proceeded to close the transaction with TechSpan on October 24, 2003, prompting Mr. Jha to file a contempt application against HWL and individuals he purports are its directors. On March 3, 2007, upon prompting from the New Delhi High Court, Mr. Jha filed for arbitration pursuant to the terms of the JV Agreement. By order dated September 14, 2007, the High Court dismissed the injunction and the contempt application. Mr. Jha then appealed the High Court dismissal of the injunction and the contempt application and such appeal remains pending. By order dated August 31, 2010, the arbitral tribunal dismissed Mr. Jha’s claim as time barred.

Others

Contractual obligations with minimum firm commitments as of December 31, 2010 are $601.

8.	Income Taxes

Income (loss) from continuing operations before income taxes are as follows:

	Year ended December 31
	2010	2009	2008
Domestic	$2,021	($6,005)	($9,193)
Foreign	13,781	9,884	5,559

Total	$15,802	$3,879	($3,634)

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The components of the provision for income taxes from continuing operations are presented below:

	Year ended December 31
	2010	2009	2008
Benefit (provision) for income taxes
Current:
Federal	($766)	—	—
State	(455)	(118)	(149)
Foreign	(2,256)	(2,792)	(1,427)

Total current	($3,477)	($2,910)	($1,576)

Deferred:
Foreign	2,120	1,672	590

Total Deferred	$2,120	$1,672	$590

Total provision for income taxes	($1,357)	($1,238)	($986)

The components of deferred income tax assets (liabilities) are as follows:

	December 31
	2010	2009
Deferred tax assets:
Accrued expenses	$2,953	$3,087
Allowances for uncollectable amounts	157	493
Identifiable intangibles	479	167
NOL carryforwards	15,507	18,822
NQSO carryforwards	6,720	5,165
Depreciation	1,005	432
Minimum tax credit	3,576	1,479
Valuation allowance	(24,667)	(26,307)

	$5,730	$3,338

Deferred tax liability:
Other Comprehensive income	(193)	(197)
Prepaid expenses	(126)	(288)
Others	(189)	—

	($508)	($485)

Net deferred tax asset	$5,222	$2,853

The valuation allowance is based on the Company’s assessments that it cannot be concluded that it is more likely than not that certain deferred tax assets will be realized in the foreseeable future. These assets consist primarily of net operating loss and tax credits carry forwards as well as deductible temporary differences. The net deferred tax assets that exist as of December 31, 2010 and 2009 pertain to operations in India, Manila and Japan.

At December 31, 2010, the Company has available U.S. federal net operating loss carry forwards of $22.6 million and state net operating losses carry forwards of $16.6 million which will begin to expire starting from 2022 and 2011 respectively. Techspan experienced a change of ownership that limits the Company in its ability to use the NOL carryovers from Techspan generated prior to the acquisition by Headstrong. The Company also has $30 million of net operating loss carry forwards in jurisdictions outside the U.S.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

At December 31, 2010, the Company has available Minimum Tax Credit of $572 and $3,004 million in US and India which can be carried forward indefinitely and will begin to expire through 2018 respectively.

The Company recorded a pre-tax charge of $325 ($318 after taxes) under the head “Net loss from discontinued operations” in the accompanying consolidated statement of operations. For details refer note 16 on ‘discontinued operations.

The Indian-based subsidiary of the Company currently qualifies for a tax holiday till March 31, 2011. However, a demand notice was served on the Indian subsidiary by the income tax department in India disallowing the tax holiday. See Note 7 “Commitments and Contingencies – Demand notice served on the Headstrong’s Indian subsidiary by the Indian income tax department” for additional details. During 2007, Indian tax legislation was amended, subjecting the Company to a Minimum Alternative Taxation (“MAT”) in the absence of regular current income taxes.

A reconciliation of the United States income tax rate to the effective income tax rate follows:

	Year ended December 31
	2010	2009	2008
U.S. federal taxes at statutory rate	35%	35%	35%
State and local taxes, net of federal tax benefit	2	3	5
Foreign rate differential	(5)	(41)	32
Nondeductible expense	10	30	(39)
Other	1	—	(4)
Valuation allowance	(34)	5	(56)

Effective tax rate	9%	32%	(27%)

There is no impact on the effective tax rate if the unrecognized tax benefits are recognized. It is reasonably possible that the Company’s gross unrecognized tax benefits within twelve months of the reporting date will not change. For U.S. income tax purposes, although the statute of limitation is three years at the federal level and four years at the state level for most of the states, since the Company has net operating loss carry forwards since the year 2002, tax years from 2002 are open to examination by the tax authorities as of December 31, 2010.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

December 31 2010
Unrecognized tax benefits at the beginning of the year	$1,663
Gross amounts of increase / decrease in UTBs due to tax positions taken during the prior periods	—
Decrease in UTBs relating to settlement with tax authorities	—

Unrecognized tax benefits at the end of the year	$1,663

Currently, the Company’s subsidiaries are under tax examination for tax years 1999 through 2008. The Company believes that the outcome of any examination will not have any material effect on its financial position, results of operations or cash flows.

As of December 31, 2010, the Company had undistributed earnings of foreign subsidiaries of approximately $30.9 million, for which deferred taxes have not been provided. The Company intends to reinvest these foreign earnings for the foreseeable future in the foreign jurisdictions. If these amounts were distributed to the United States, in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, is dependent on circumstances if and when remittance was to occur.

9.	Stockholders’ Equity

Common Stock

The holders of Class A common stock and Class B common stock (collectively referred to as common stock) are entitled to receive dividends when and if declared by the Board of Directors. All dividends or distributions declared on the common stock that are payable in common stock shall be declared at the same rate on both classes of common stock, but payable only in Class A common stock to the holders of the Class A common stock and Class B common stock to the holders of the Class B common stock. In the event of any liquidation, the holders of the common stock shall share ratably in all of the assets of the Corporation available for distribution to the holders of the common stock.

Except as otherwise required by law, the holders of common stock shall vote together as one class on all matters on which the holders of common stock are entitled to vote. The shares of Class A common stock and Class B common stock are identical in all respects except that if the shares of Class A common stock constitute less than 55% of the outstanding shares of common stock, then the voting rights of the Class A common stock become adjusted. In this regard, each outstanding share of Class A common stock will have a vote equal to its pro rata share of 55% of the outstanding votes. However, the special voting rights will not exist if the shares of Class A common stock outstanding plus any Class A common stock issuable upon exercise or conversion represent less than 30% of the total number of then outstanding shares of common stock plus all shares of common stock issuable upon exercise or conversion.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

In August 2010, the Company repurchased an aggregate of 5,733,689 shares of Class A and Class B common stock at an average price of $2.27, aggregating to $13,000, through a Dutch auction tender offer.

In August 2010, the Company repurchased an aggregate of 2,248,552 shares of Class A common stock at a price of $2.11 per share aggregating to $4,745 from HQ Philippines Holdings (BVI) Inc. and Asia Pacific Growth Fund III, L.P.

During February 2009, the Company acquired 16,453 shares of common stock from employees in connection with withholding tax payments related to the exercise of stock options for a total consideration of $54 at a price of $3.30 per share.

The shares repurchased in 2010 and 2009 are held as treasury stock as at December 31, 2010.

Common Stock Warrants

In connection with the acquisition of James Martin Worldwide in 2000, the Company issued fully vested warrants to purchase approximately 300,000 shares of the Company’s Class B Common Stock at exercise prices of $5.75 – $6.50 per share, which expired on November 28, 2010.

10.	Stock Based Compensation

The Company maintains a stock option plan that is designed to enable Company employees to acquire an ownership interest in the Company and thus to share in the future success of the business. The Board of Directors adopted the Share Option and Incentive Plan (the Plan) on November 14, 2000. In November 2008, the Plan was amended by the Company’s board of directors to, among other things, increase the number of shares of Class B common stock reserved for issuance under the Plan pursuant to option grants to 29,676,909 shares.

Under the Plan, options are granted at an exercise price greater than or equal to 100% of the fair market value of the Company’s common stock on the grant date. Options generally vest based upon length of service, although vesting pursuant to the Plan may be accelerated on a change in control of the Company or otherwise at the discretion of the Board. Vested options may be exercised for a period of up to ten years from the grant date so long as the option holder continues to be an employee, director or consultant of the Company. Options terminate after the expiration of specified periods upon termination of employment or service as a director. The Plan does not have a termination date; however, certain provisions of the Plan are not effective after the tenth anniversary of the adoption of the Plan.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended December 31
	2010	2009	2008
Expected Life (years)	4.94	5.27	5.22
Risk free interest rate	2.47%	1.71%	3.04%
Volatility	62.3%	57.8%	54.6%
Dividend Yield	—	—	—

The Company estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option, as illustrated in the Staff Accounting Bulletin No. 107 (SAB 107). In the absence of a history of volatility of its stock trading the Company has used the volatility of stocks of comparative companies with estimated life of options similar to its grants. The risk-free interest rate that is used in the option valuation model is based on U.S. treasury zero coupon bonds with a remaining term similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore has used an expected dividend yield of zero in the option valuation model. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. All stock-based payment awards are amortized on a graded-vesting basis over the requisite service periods of the awards, which are generally the vesting periods.

Out of the total options granted during the year, 1,987,450 options though contractually granted, have not been considered as grants in accordance with ASC 718 since the vesting of those options are based on achievement of performance targets for 2011 and 2012. These targets will be established prior to the beginning of each period in which the performance condition will be measured.

A summary of option activity is set forth below:

	Options outstanding	Weighted - Average exercise price	Weighted - Average remaining contractual life	Aggregate Intrinsic Value ‘(000)
Balance December 31, 2007	14,105,533	$2.87	9.00	$19,104
Granted	4,699,094	3.65
Exercised	(19,334)	1.86
Forfeited /expired	(3,085,105)	2.71

Balance December 31, 2008	15,700,188	$3.14	8.90	$11,027
Granted	4,114,608	3.87
Exercised	(377,873)	0.18
Forfeited /expired	(1,449,278)	4.68

Balance December 31, 2009	17,987,645	$3.25	8.51	$9,736
Granted	4,165,418	4.14
Exercised	(130,698)	0.78
Forfeited /expired	(1,179,195)	3.98

Balance December 31, 2010	20,843,170	$3.38	7.85	$30,787

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

At December 31, 2010 and 2009 there were 20,253,992 and 16,915,428 options exercisable at a weighted average exercise price per share of $3.38 and $3.23, respectively. The weighted average remaining contractual life of options exercisable as at December 31, 2010 is 7.86 years. The aggregate intrinsic value of options exercisable as at December 31, 2010 was $30,068. The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 were $391 and $1,141 respectively. The total fair value of options vested during the years ended December 31, 2010 and 2009 was $7,154 and $6,120 respectively. The weighted-average fair value per share of the stock options granted was $1.60, $1.46 and $1.78 for the years ended December 31, 2010, 2009, and 2008, respectively.

At December 31, 2010, there was $222 of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based awards which will be recognized over a weighted average period of 1.73 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

As of December 31, 2010 the Company’s options were distributed as follows:

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Number Outstanding	Weighted Average remaining Life	Weighted Average Exercise Price	Number of options exercisable	Weighted Average Exercise Price
$0.001	$1.38	489,132	7.22	$0.51	489,132	$0.51
$1.55	$1.55	758,920	14.76	$1.55	758,920	$1.55
$1.96	$1.96	6,296,389	5.49	$1.96	6,296,389	$1.96
$2.75	$2.75	12,000	17.17	$2.75	12,000	$2.75
$3.30	$3.30	8,249,084	7.47	$3.30	7,659,906	$3.30
$4.08	$4.08	829,800	9.92	$4.08	829,800	$4.08
$4.75	$4.75	84,000	2.5	$4.75	84,000	$4.75
$5.75	$5.75	1,629,980	15.46	$5.75	1,629,980	$5.75
$6.50	$6.50	2,493,865	7.53	$6.50	2,493,865	$6.50

$0.001	$6.50	20,843,170	7.85	$3.38	20,253,992	$3.38

11.	Employee Benefit Plans

One of the Company’s U.S. subsidiaries sponsors a 401(k) and profit-sharing plan that covers substantially all U.S. employees and that allows participating employees to make voluntary contributions up to 15% of their eligible compensation. The Company matches 50% of eligible employee contributions up to a maximum of 5% of compensation. However, from April 1, 2009 to March 2010, the Company did not make eligible employer contributions but has re started matching the eligible employer contribution effective April 1, 2010. In addition, the Company can make discretionary profit-sharing contributions. There were no discretionary profit-sharing contributions for the years ended December 31, 2010, 2009 or 2008. The Company contributed and recognized as expense $240, $96 and $355 for the years ended December 31, 2010, 2009 and 2008, respectively.

Some of the Company’s non-U.S. subsidiaries sponsors defined contribution retirement programs. The programs generally provide for Company contributions equal to a specified percentage of eligible compensation. Expenses under the programs totaled $2,343, $1,910 and $2,162 for the years ended December 31, 2010, 2009 and 2008 respectively.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Some of the Company’s non-U.S. subsidiaries also sponsor defined benefit retirement programs. The plan for one subsidiary is un-funded and for the rest subsidiaries are funded. Liabilities with regard to the defined benefit plan are determined by an actuarial valuation. Current service costs for the defined benefit plan are accrued in the year to which they relate. The Company uses December 31 measurement date for its defined benefit plans.

In September 2009, the Company amended the pension plan for one of its non-U.S. subsidiaries modifying the formula to calculate the plan liability from a pay related formula to a non pay-related formula. For the periods prior to September 30, 2009, benefits were calculated using the monthly salary as of termination/retirement as a multiple of number of years in service. Beginning October 2009, the benefit calculation was based on the fixed monthly contribution by the employer. As a result of this amendment, the Company has recognized a gain of $477 in accumulated other comprehensive income in 2009. The Company has amortized $72 during the year related to same.

In 2010, the Company amended the Pension plan for its India subsidiary modifying the ceiling for maximum gratuity liability from INR 350,000 to INR 1,000,000 pursuant to the approval of the Payment of gratuity (Amendment) Bill, 2010. As a result of this amendment, the Company has recognized $62 in accumulated other comprehensive income in 2010. The Company has amortized $20 during the year related to the same.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The following table sets forth the activity and the funded status of the defined benefit plan and the amounts recognized in the Company’s consolidated financial statements:

	December 31
	2010	2009
Change in projected benefit obligation
Projected benefit obligation (“PBO”) at January 1,	$3,803	$4,453
Service cost	762	857
Interest cost	184	202
Plan Amendment	62	(477)
Acturial (gain)/loss	26	(236)
Translation (gain)/loss	460	(44)
Benefits paid	(434)	(952)

PBO at December 31,	$4,865	$3,803

Fair value of plan assets as at January 1,	2,244	1,898
Actual return on plan assets	54	73
Employer contributions	844	834
Benefits paid	(298)	(668)
Acturial (gain)/loss	(51)	146
Translation (gain)/loss	375	(39)

Plan assets at December 31,	$3,168	$2,244

Funded Status of the plan	1,697	1,559
Unrecognized prior service cost	(418)	(468)
Net Pension liability	1,279	1,091

Accumulated benefit obligation	$4,389	$3,188

Amount shown in Current liabilities	392	528
Amount shown in Non current liabilities	1,897	1,248
Amount shown in Other assets	(592)	(217)
Accumulated other comprehensive Income/Loss	(418)	(468)

Total Pension liability	$1,279	$1,091

At December 31,	2010	2009
Accrued liability	$1,279	$1,091
Accumulated benefit obligation	$4,389	$3,188

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Net pension cost includes the following components:

	Year ended December 31
	2010	2009	2008
Service Cost	$762	$857	$814
Interest cost	184	202	195
Return on Plan Assets	(54)	73	(30)
Acturial (gain)/loss	77	(383)	(366)
Amortization of unrecognized prior service cost	(51)	(9)	—

Net Pension cost	$919	$740	$613

The assumptions used to determine the benefit obligation and net periodic pension cost are as follows:

	Year ended December 31
	2010	2009	2008
Discount Rate	8.77%	8.20%	5.03%
Rate of increase in compensation levels	0.00% - 8.00%	0.00% - 8.00%	2.37% - 15.00%
Expected rate of return on planned assets	2.22%	3.59%	5.12%

The overall investment objective of the plan is to provide growth in assets of the plan to help fund future benefit obligations while managing risk in order to meet current benefit obligations. The expected rate of return on the plan assets was based on the average long-term rate of return expected to prevail on the investments made by the plan’s asset management. This is based on the historical returns suitably adjusted for the movements in long-term government bond interest rates. The Company estimates the discount rate using the yield on high-quality fixed income investments.

Actuarial gains and losses are recognized as and when incurred. The Company has made a contribution to the plan’s asset management company under the Defined Benefit Scheme. The allocations for 2010 of the investment into portfolio of assets, for the pension benefit plan are as follows:

Total
Equity securities	56.93%
Debt securities	40.47%
Cash and Short term investments	1.79%
Fixed income	0.81%

Total	100.00%

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

The fair value of pension plan assets at December 31, 2010 by asset class are shown below:-

	Fair value measurements as at December 31, 2010
	Level 1	Level 2	Level 3	Total
Equity-domestic	$1,144	—	—	$1,144
Equity-International	660	—	—	660
Corporate Bonds	—	1,285	—	1,285
Fixed income	—	—	—	—
Cash and cash equivalents		78	—	78

Total	$1,804	$1,363	—	$3,167

Estimated future benefit payments are as follows as of December 31, 2010:

Years ending December 31,
2011	$840
2012	669
2013	701
2014	818
2015	1,079
Thereafter	3,033

Total	$7,140

12.	Geographic Information

The Company operates exclusively in the information technology services industry and the management believes that it has one reportable segment. Substantially all of the Company’s revenues result from providing integrated information technology solutions to U.S. and international companies and governmental entities.

The Chief Operating Decision Makers of the Company review results on a geographical basis. The Company uses revenue from operations as its measure of performance for geographic locations. Information on operations by geographic locations is as follows:

	Year ended December 31, 2010
	North America	Asia Pacific	Europe	Corporate / Unallocated	Total
Revenues from external customers	$149,969	$46,775	$24,827	—	$221,571

Intercompany revenues	15,900	58,772	3,672	—	78,344

Total assets other than held for sale	77,758	55,797	11,025	11,131	155,711

Total long lived assets *	$29,744	$14,841	$212	$11,089	$55,886

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

	Year ended December 31, 2009
	North America	Asia Pacific	Europe	Corporate Unallocated	Total

Revenues from external customers	$111,903	$42,647	$12,581	—	$167,131

Intercompany revenues	14,277	39,657	2,155	—	56,089

Total assets other than held for sale	67,505	47,033	6,409	25,571	146,518

Total long lived assets*	$29,127	$15,311	$255	$11,096	$55,789

	Year ended December 31, 2008
	North America	Asia Pacific	Europe	Corporate Unallocated	Total

Revenues from external customers	$120,787	$42,645	$15,174	—	$178,606

Intercompany revenues	12,426	47,100	2,283	—	61,809

Total assets other than held for sale	69,388	42,494	5,288	25,465	142,635

Total long lived assets*	$29,224	$17,070	$279	$11,100	$57,673

(*)	Total long lived assets does not include deferred income tax

One of the Company’s customers in North America accounted for more than 10% of total revenue at approximately 25.83%, 15.4% and 13.9% for the year ended December 31, 2010, 2009 and 2008, respectively.

There is substantial sharing of resources among the Company’s subsidiaries. Revenues relating to transfers between geographic areas are generally recorded on the basis of transfer price intended to equate the rates that would be charged by third parties.

13.	Related-Party Transactions

In 2010, 2009 and 2008, the Company recorded revenue of approximately $8,436, $9,087 and $13,467 respectively, related to services provided in the ordinary course of business to Goldman Sachs & Co., which beneficially owned 7.1% of Headstrong until August 2010. As of December 31, 2010 and 2009, the Company had accounts receivable due from Goldman Sachs & Co. of approximately $605 and $823, respectively.

During 2010, 2009 and 2008, the Company engaged Savvis Communications to provide network services. The Company recorded expenses related to these services of approximately $185, $215 and $137 respectively. Savvis is majority owned by funds managed by Welsh, Carson, Anderson and Stowe.

During 2010, the Company engaged Paycom to provide payroll services. The Company recorded expenses related to these services of approximately $3. Paycom is majority owned by funds managed by Welsh, Carson, Anderson and Stowe.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

During 2010, the Company engaged Spectrum Financial Services to provide resource during the year. The Company recorded expenses related to these services of approximately $2. Spectrum is majority owned by funds managed by Welsh, Carson, Anderson and Stowe.

14.	Acquisitions

On January 15, 2009, the Company completed the acquisition of Lydian Data Services LLC, a wholly owned subsidiary of Lydian Trust Company and Lydian Technology Group LLC, a company engaged in the business of providing mortgage process outsourcing services, technology design services, software licensing and software development services to their customers, including community banking, credit unions, mortgage banking entities, mortgage brokers, mortgage lenders and investment banks.

The Company has paid purchase consideration of $100 in cash and incurred $33 as direct acquisition cost till December 31, 2009. The Company has expensed off the entire direct acquisition cost of $33 pursuant to the transition guidance given under ASC 805. The Acquisition was accounted as a purchase transaction under the guidance given in ASC 805 and the purchase price has been allocated to the net tangible assets and identifiable intangibles assets based on their estimated fair value at the date of acquisition. The Company engaged an independent third party valuation provider to perform a valuation analysis to determine the fair values of certain identifiable intangible assets of Lydian as of the valuation date. This analysis was used as a basis for the allocation of the purchase price among the acquired identifiable intangible assets.

Since the fair value of the acquired assets exceeded the fair value of the purchase consideration, the transactions resulted in a gain on bargain purchase of $830 which has been included in other income.

The total purchase consideration for the above acquisition has been allocated to the acquired assets and assumed liabilities as follows:

Assets acquired:
Customer Relationship	$370
Software	560
Current assets	169
Liabilities assumed:
Current Liabilities	(169)
Gain on bargain purchase	(830)

Net Purchase consideration	$100

15.	Restructuring charges

In December 2009, the Company initiated a restructuring plan to close one of its business operations to reduce operating expenses. As a result of the plan, the Company has recognized a charge of $751 during 2009, comprising primarily of payroll costs and one time separation costs, losses on non - cancellable sub leases, consultancy and other miscellaneous expenses as mentioned in the table below which has been accounted for in accordance with ASC 420-10. The Company has completed this plan in March 2010 resulting in a reversal of liability of $41 due to decrease in estimated employee payroll cost and severance charges.

2010 Annual Report

Headstrong Corporation

Notes to Consolidated Financial Statements

Year ended December 31, 2010

(In Thousands, except share and per share data)

Employee payroll cost and severance charges	$271
Loss on non-cancelable leases	445
Consultancy and other miscellaneous charges	35

Total	$751

16.	Discontinued Operations

Approximately $1,600 of the sales proceeds from the sale of a subsidiary of the Company in 2007 were placed into an escrow account for release in equal tranches in September 2008 and March 2009, subject to the assertion of indemnification claims by the purchaser. Prior to the release of the first tranche of the consideration held in escrow, the purchaser made an indemnification claim against the escrow, asserting that Headstrong owed the purchaser approximately $950 due to the alleged un-collectability of certain accounts receivable. The Company strongly denied such claim on September 18, 2008.

During March 2009, the purchaser asserted an additional indemnification claim of approximately $3,100 mostly stemming from damages allegedly incurred by the purchaser due to the alleged withholding by the Company of purported facts. This brought the total claims against the Company to approximately $4,000.

In October 2009, the Company filed a response to the purchaser’s counterclaim and filed a motion to dismiss the counterclaim.

During August 2010, the Company entered into settlement agreements with the purchaser and two former employees of the subsidiary, pursuant to which the Company recorded a pre-tax charge of $325 ($318 after taxes). The same has been included under the head “Net loss from discontinued operations” in the accompanying consolidated statement of operations.

17.	Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2010 through July 15, 2011, the date the Company issued these financial statements. The significant matters are disclosed below.

On May 3, 2011, Genpact International Inc. acquired the 100% outstanding common stock of the Company for $550 million subject to adjustment based on closing net working capital as on the date of acquisition.

The Company repaid and extinguished the line of credit by paying the balance outstanding between February and April 2011.